EXHIBIT 99.1

Kentucky First Federal Bancorp

Hazard, Kentucky, Frankfort, Kentucky, Danville, Kentucky and Lancaster, Kentucky

For Immediate Release May 9, 2013

Contact:	Don Jennings, President, or Clay Hulette, Vice President

(502) 223-1638

216 West Main Street

P.O. Box 535

Frankfort, KY 40602

Kentucky First Federal Bancorp Releases Earnings

Kentucky First Federal Bancorp (Nasdaq: KFFB), the holding company for First Federal Savings and Loan Association of Hazard and First Federal Savings Bank of Frankfort, Kentucky, announced net earnings of $630,000 or $0.08 diluted earnings per share for the three months ended March 31, 2013, compared to net earnings of $528,000 or $0.07 diluted earnings per share for the three months ended March 31, 2012, an increase of $102,000 or 19.3%.

The increase in net earnings for the quarter ended March 31, 2013, was primarily attributable to a $1.1 million or 53.2% increase in net interest income compared to the prior year period. Net interest income increased from $2.1 million in the prior year quarter to $3.1 million in the current quarter just ended, chiefly due to an increase in interest income while interest expense remained relatively unchanged.

Interest income increased $1.1 million or 43.3% to $3.7 million for the quarter ended March 31, 2013, compared to $2.6 million for the quarter ended March 2012. Interest expense increased $18,000 or 3.5% from $508,000 to $526,000 for the recently ended quarter.

At March 31, 2013 assets had increased $109.3 million or 49.0% to $332.3 million compared to $222.9 million at June 30, 2012. This increase was attributed primarily to the acquisition of CKF Bancorp, which occurred on December 31, 2012. Total liabilities increased $102.1 million or 62.2% to $266.2 million at March 31, 2013, also primarily as a result of the acquisition of CKF Bancorp. FHLB advances increased $3.9 million or 14.6% from $27.1 million at June 30, 2012 to $31.0 million at March 31, 2013. Deposits increased $98.7 million or 73.4% to $233.3 million at March 31, 2013, primarily as a result of the acquisition.

At March 31, 2013, the Company reported its book value per share as $7.75.

This press release may contain statements that are forward-looking, as that term is defined by the Private Securities Litigation Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including, but not limited to, real estate values, the impact of interest rates on financing, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of the Company, changes in the securities markets and the Risk Factors described in Item 1A of the Company’s Annual Report on Form 10-K for the year ended June 30, 2012. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed therein will be achieved.

Kentucky First Federal Bancorp is the parent company of First Federal Savings and Loan Association, which operates one banking office in Hazard, Kentucky and First Federal Savings Bank, which operates three banking offices in Frankfort, Kentucky, two banking offices in Danville, Kentucky and one banking office in Lancaster, Kentucky. Kentucky First Federal Bancorp shares are traded on the Nasdaq National Market under the symbol KFFB. At March 31, 2013, the Company had approximately 8,529,178 shares outstanding of which approximately 55.4% was held by First Federal MHC.

SUMMARY OF FINANCIAL HIGHLIGHTS
Condensed Consolidated Balance Sheets

	March 31,	June 30,
	2013	2012
	(In thousands, except share data)
	(Unaudited)
Assets
Cash and Cash Equivalents	$16,427	$5,735
Investment Securities	13,684	5,045
Loans Held for Sale	85	481
Loans, net	268,891	182,473
Other Assets	33,173	29,215
Total Assets	$332,260	$222,949
Liabilities
Deposits	$233,297	$134,552
FHLB Advances	31,010	27,065
Deferred revenue	718	648
Other Liabilities	1,134	1,831
Total Liabilities	266,159	164,096
Shareholders' Equity	66,101	58,853
Total Liabilities and Equity	$332,260	$222,949
Book Value Per Share	$7.75	$7.62

Condensed Consolidated Statements of Income

(In thousands, except share data)

	Nine months ended March 31,		Three months ended March 31,
	2013	2012	2013	2012
	(Unaudited)		(Unaudited)
Interest Income	$8,506	$7,746	$3,667	$2,558
Interest Expense	1,340	1,706	526	508
Net Interest Income	7,166	6,040	3,141	2,050
Provision for Losses on Loans	579	82	161	--
Non-interest Income	1,235	119	109	62
Non-interest Expense	4,859	4,084	2,139	1,324
Income Before Income Taxes	2,963	1,993	950	788
Income Taxes	884	656	320	260
Net Income	$2,079	$1,337	$630	$528
Earnings per share:
Basic	$0.27	$0.18	$0.08	$0.07
Diluted	$0.27	$0.18	$0.08	$0.07
Weighted average outstanding shares:
Basic	7.812,526	7.544.432	8.360.177	7.548.077
Diluted	7,812,526	7,544,432	8,360,177	7,548,077